Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc

2002-HE1

Monthly Period	July 1, 2003 through July 31, 2003

Payment Date	08/25/03

Aggregate Amount Collected for the Collection Period
Interest	$2,909,019.42
Principal Collections	$48,743,565.06
Substition Amounts	$—

Application of Collected Amounts

Applied in the following order of priority:
(i)	Enhancer Premium		$122,708.33
(ii)	Noteholder’s Interest		$1,202,541.67
(iii)	Principal Collections to Funding Account		$22,896,471.02
(iv)	Excess Spread (during Revolving)		$—
(v)	Excess Spread (during AP)		$1,150,609.82
(vi)	Additional Balance Increase from Excess Spread (during MAP)		$—
(vii)	Noteholder’s Principal Distribution		$—
(viii)	Enhancer for Prior Draws		$—
(ix)	Liquidation Loss Amount		$—
(x)	Enhancer		$—
(xi)	Interest Shortfalls		$—
(xii)	Indenture Trustee		$—
(xiii)	Certificates		$1,150,609.82
Balances
	Beginning Note Balance		$950,000,000.00
	Ending Note Balance		$950,000,000.00
		Change	$—
	Beginning Excluded Amount		$—
	Ending Excluded Amount		$—
		Change	$—
	Beginning Pool Balance		$909,473,183.35
	Ending Pool Balance		$886,576,712.33
		Change	$22,896,471.02
	Beginning Principal Balance		$909,473,183.35
	Ending Principal Balance		$886,576,712.33
		Change	$22,896,471.02
	Additional Draws		$25,865,679.85
	Beginning Additional Balance		$431,778.52
	Additional Balance Increase (Draws less Payments less Funding)		$(431,778.52)
	Ending Additional Balance Increase Amount		$—

Delinquencies
	#	$
Two statement cycle dates:	13		$999,113.98
Three statement cycle dates:	2		$42,194.31
Four statement cycle dates:	2		$76,426.53
Five statement cycle dates:	2		$177,249.23
Six statement cycle dates:	2		$56,681 .72
Seven + statement cycle dates:	3		$205,408.26
Foreclosures	—		$—
REO	—		$—
Liquidation Loss Amount	3		$18,585.81
Other Information
Gross WAC for Collection Period			4.088%
Net WAC Rate for Collection Period			3.444%
Mortgage Loans Repurchased (#/$)	0		$—
Beginning Pre-funding Account Balance			$—
Beginning Funding Account Balance			$55,335,533.45
Beginning Capitalized Interest Account Balance			$—
Ending Pre-funding Account Balance			$—
Ending Capitalized Interest Account Balance			$—
Ending Funding Account Balance			$78,232,004.47
Overcollateralization Amount (Beginning)			$14,808,716.80
Overcollateralization Target			$14,512,089.98
Overcollateralization Amount (Ending)			$14,808,716.80
Certificate Balance			$—
Gross CPR (1 mo. Annualized)			48.368%
Net CPR (1 mo. Annualized)			26.359%
Draw Rate (1 mo. Annualized)			29.247%
WAM			220.36
AGE			12.41
Wachovia Bank, National Association as Servicer